Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 6621 8994

rthorp@traversthorpalberga.com

To: Daqo New Energy Corp.

19 March 2018

Dear Sirs

Daqo New Energy Corp.

We have acted as Cayman Islands legal advisers to Daqo New Energy Corp. (the "Company") in connection with the Company’s registration statement on Form F-3, including the prospectus and the prospectus supplement expected to be dated around first week of April 2018, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (together, the "Registration Statement"), related to the registration of ordinary shares of par value US$0.0001 ("Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares ("ADSs").

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies or final drafts of the following documents, and such other documents as we have deemed necessary:

1.1	the Certificate of Incorporation dated 22 November 2007;

1.2	the Certificate of Incorporation on Change of Name dated 21 August 2009;

1.3	the Certificate of Incorporation on Adoption of Dual Foreign Name dated 16 December 2016;

1.4	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.5	the Fourth Amended and Restated Memorandum and Articles of Association of the Company as adopted by a resolution passed on 16 December 2016(the "M&A");

1.6	the written resolutions of the board of Directors dated 16 March 2018 (the "Resolutions");

1.7	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the "Director's Certificate");

1.8	the register of members of the Company (the "Register of Members"); and

1.9	the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration therefor, in accordance with the terms set out in the Registration Statement and the M&A and when duly registered in the Company’s Register of Members (shareholders), the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares);

3.3	the statements under the caption "Taxation" in the prospectus supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion; and

3.4	under the Companies Law (2016 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2016 Revision) directs or authorises to be inserted in there. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus and the prospectus supplement included in the Registration Statement. In providing our consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

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This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

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